EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iteris, Inc. of our report dated June 7, 2013, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Iteris, Inc. for the year ended March 31, 2013.

/s/ McGladrey LLP

Irvine, CA
August 1, 2013